Exhibit 99.1 Press release dated November 7, 2017

American Pacific Resources Partners with Lao Company to Develop a 67,000-acre Gold Mining Project

NEW YORK, Nov. 07, 2017 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture, and special situations, announced today that its subsidiary American Pacific Resources, Inc. (“APR”) (https://aprgold.com/) has signed a Business Cooperation and Investment Agreement with a Lao company to develop a 67,000-acre gold mining project in the Province of Savannakhet, Laos.

According to the Agreement, APR will be responsible for financing and operating the gold mining project and will share a majority of the project’s net profits after accounting for the costs of capital and operating expenses. It is estimated that 3,527,000 ounces of gold can be mined from this concession, subject to further professional study and verification. It has been reported that Sepon, another gold mine in Savannakhet operated by Lane Xang Minerals Ltd., a majority-owned subsidiary of MMG Company (http://www.mmg.com/en/), has produced over 1.2 million ounces of gold through open pit mining and conventional treatment of oxide gold ore during its operations.

In addition, APR intends to apply the proprietary HYMAX HD processing system, which uses a combination of gravity and electromagnetic relays to recover over 96% of all metals, to retrieve gold and other precious metals from tailings in Laos.

The Company plans to list APR as a separate publicly traded company on its own and allocate a portion of APR’s stock to PHI Group’s shareholders after reaching certain milestones in revenues and profitability. A former subsidiary of the Company, ATC Technology Corp. (now known as Cellular Biomedicine Group, Inc., http://www.cellbiomedgroup.com/) was an example of a successful PHI Group spinoff registration with the U.S. Securities and Exchange Commission in the past.

Henry Fahman, Chairman and CEO of PHI Group, said, “We are delighted to cooperate with our Lao partner on this project, which should not only add significant value to our company but also strengthen our relationships in Laos for organic farming, water treatment and other business opportunities.”

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com).

About American Pacific Resources

American Pacific Resources, Inc. (https://aprgold.com/), a Wyoming corporation incorporated in April 2016, is a wholly owned subsidiary of PHI Group, Inc. that serves as a holding company for the Company’s natural resources businesses.

Safe Harbor

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995

Press Contact:
Henry Fahman
+1-702-475-5430
henry@phiglobal.com